Exhibit 10.1

DATED JULY 6, 2010

F3 CAPITAL

and

VANTAGE DRILLING COMPANY

SHARE SALE AND PURCHASE AGREEMENT

relating to

MANDARIN DRILLING CORPORATION

THIS AGREEMENT is made as a Deed and dated July 6,2010

BETWEEN:

(1)

F3 CAPITAL, an exempted company incorporated with limited liability under the laws of the Cayman Islands having its registered office at c/o Campbell Corporate Services Limited, Scotia Centre, PO Box 268, Grand Cayman, KY1-1104, Cayman Islands (the “Seller”); and

(2)

VANTAGE DRILLING COMPANY, an exempted company incorporated with limited liability under the laws of the Cayman Islands, having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Buyer”)

(together the “Parties” and each individually a “Party”)

WHEREAS:

(A)	The Seller and the Buyer have agreed terms which are set out below for the sale and purchase of the Sale Shares (as defined below) of the Company.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1	DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires:

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting equity interests, by contract, by means of employment, or otherwise.

“Balance Sheet Date” is defined in Section 5.2.11.

“Basis” means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could form the basis for any specified consequence.

“Breach” means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination, cancellation, modification, or required notification.

“Builder” means Daewoo Shipbuilding and Marine Engineering Co Ltd.

“Closing” means closing of the sale and purchase of the Sale Shares in accordance with this agreement and the satisfaction or waiver of all conditions contained herein.

“Closing Date” means 15 July 2010 (or such later day as the parties hereto may otherwise agree upon), subject to the conditions set out in clauses 7.1 and 7.2 having been satisfied or waived.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require the Company to issue any of its share capital, or any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any share capital of the Company, (b) statutory pre-emptive rights or pre-emptive rights granted under the Company’s Organizational Documents, and (c) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to the Company.

“Company” means Mandarin Drilling Corporation, a company organised and existing under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Consent” means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

“Consideration” means the consideration payable for the Sale Shares to be paid or satisfied in accordance with clause 3.1.

“Construction Management Agreement” means the Amended and Restated Agreement to Perform Construction Management Services that amended and restated the Agreement to Perform Construction Management Services dated December 19, 2008, between the Company and Vantage International Management Company (“VIMCO”) whereby VIMCO agreed to manage the construction of the Vessel on behalf of the Company.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

“Corporate Guarantee” means the guarantee given by TMT in favour of the Builder dated 13 September 2007 in respect of the payments due by the Company under the Shipbuilding Contract.

“DnB NOR” means DnB NOR Bank ASA, acting through its office at Singapore.

“Encumbrance” means any pre-emptive right, encumbrance, lien (including any maritime lien), mortgage, deed of trust, pledge, assignment, security interest, charge, preference, participation interest, priority or security agreement.

“Enforceable” - a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Excluded Stock” means share capital of the Buyer issued (A) pursuant to the exercise or conversion of any options, warrants, convertible securities or other securities issued and outstanding on the date hereof, or (B) to any employee, director, officer or consultant of the Buyer pursuant to an approval of the Board of Directors of the Buyer or pursuant to any plan approved by the Board of Directors of the Buyer.

“Financial Statements” is defined in Section 5.2.11.

“GAAP” means Republic of China generally accepted accounting principles with adjustments made where necessary to comply with United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Knowledge” – (a) the Seller will be deemed to have “Knowledge” of a particular fact or other matter if (i) an individual who is serving as a director, officer, partner, member, executor or trustee of the Seller or the Company (or in any similar capacity), or (ii) any employee of the Seller or the Company who is charged with responsibility for a particular area of the Company’s operations (e.g. an employee in the environmental section with respect to knowledge of environmental matters), has, or at any time had, actual knowledge of such fact or other matter, and (b) the Buyer will be deemed to have “Knowledge” of a particular fact or matter if any of the following individuals has, or at any time had, actual knowledge of such fact or matter: Paul A. Bragg, Douglas Halkett, Douglas C. Smith and Christopher Celano.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and in effect.

“Liability” means any liability, duty, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Loan Note” means the convertible loan agreement in the form set out in Schedule 1 of a principal amount of US$60,000,000 to be issued by the Buyer to the Seller in satisfaction of part of the Consideration and providing that the Loan Note will be convertible following approval of the stockholders of Buyer and on terms set forth in such agreement.

“Management Agreement” means the management agreement dated 19 December 2008 between the Company and VDWC, pursuant to which VDWC agreed to market and operate the Vessel on behalf of the Company.

“ONGC Contract” means the contract dated April 29, 2009 between Vantage International Management Company and Oil & Natural Gas Corporation Limited.

“Option Agreement” means the Call Option Agreement in respect of the VDWC Shares between the Buyer and the Seller, to be entered into on execution of this Agreement in the form set out in Schedule 2.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity, quality and frequency). For the avoidance of doubt, “ordinary course of business” does not include transactions with officers, directors or other Affiliates of the Company.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, memorandum and articles of association or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of Seller, including any amendments thereto.

“Performance Bond” means the performance bond in the sum of US$17,352,311 provided by DnB NOR, as required under the terms of the ONGC Contract.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Authority.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, or Governmental Authority.

“Registration Rights Agreement” means the registration rights agreement in respect of the Buyer’s ordinary shares upon conversion of the Loan Note between the Buyer and the Seller, to be entered into on execution of this Agreement in the form set out in Schedule 4.

“Sale Shares” means all shares owned beneficially or of record by Seller in the Company, being not less than the 5,500 shares in the name of the Seller of US$1 par value each in the Company, all of which have been fully paid.

“Shareholders’ Agreement” means the agreement dated 7 January 2009 between the Buyer and the Seller governing their shareholdings in the Company.

“Shipbuilding Contract” means the contract dated 13 September 2007 as amended and supplemented from time to time between the Company and the Builder for the construction of the Vessel.

“Tax” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of a consolidated, combined, unitary, or aggregate group for any Tax period, and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that an Action or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“TMT” means TMT Co. Ltd, a company registered in Taiwan, having its registered office at 12th floor, No.167, Fu Hsin N. Rd, Taipei City, Taiwan, R.O.C.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Option Agreement, the Valencia Agreement, the Loan Note and the Registration Rights Agreement.

“Transactions” means all of the transactions contemplated by this Agreement, including (i) the sale of the Sale Shares by the Seller to the Buyer and Buyer’s delivery of the Consideration therefor, (ii) the execution, delivery, and performance of the Transaction Documents, and (iii) the performance by the Buyer and Seller of their respective covenants and obligations under this Agreement.

“Valencia Agreement” means the agreement between the Buyer and the Seller in respect of the drillship currently being built for Valencia Drilling Corporation by the Builder, having hull number 3602, which shall be entered into on execution of this Agreement in the form set out in Schedule 3.

“VDWC” means Vantage Deepwater Company, a Cayman Islands exempted company having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

“VDWC Shares” means the entire issued share capital of VDWC.

“Vessel” means the drillship currently being built for the Company by the Builder pursuant to the Shipbuilding Contract having the Builder’s hull number 3601.

1.2	Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.3	In this Agreement, unless the context otherwise requires, references to clauses are to be construed as references to clauses of this Agreement.

2	AGREEMENT TO SELL AND PURCHASE

On the terms of this Agreement the Seller agrees to sell and the Buyer agrees to purchase with effect from Closing all of the Sale Shares with full title guarantee by the Seller, free of any Encumbrances and together with all rights that attach (or may in the future attach) to them.

3	CONSIDERATION

3.1	The Consideration for the purchase and sale of the Sale Shares is US$139,650,000, which shall be paid or settled by the Buyer as follows:

3.1.1

the payment of US$79,650,000, or such lesser amount as shall be determined pursuant to Sections 3.2 and 3.3 and as may be adjusted pursuant to Section 7.2.3 (as adjusted, the “Cash Consideration”), payable in cash at Closing to the Seller’s bank account to be advised; and

3.1.2	the issue of the Loan Note by the Buyer to the Seller

3.2

In the event that, prior to Closing, the Seller has not delivered to the Buyer evidence reasonably satisfactory to Buyer that the pre-delivery payments (or any part thereof) have been paid or otherwise discharged to the Builder under the Shipbuilding Contract (which payments represent pre-delivery instalment numbers 3 and 4 under the Shipbuilding Contract, totalling at least US$62,436,760, plus deferral fees, interest and exchange rate differential charges of the Builder, if any) (the “Pre-Delivery Shipyard Payments”), then the following shall happen:

(a) the Cash Consideration payable to the Seller at Closing shall be reduced by the sum of (i) total Pre-Delivery Shipyard Payments not made by Seller and (ii) any other pre-delivery instalment payments due at any time prior to the Closing (regardless of any deferment by Builder of an amount that would otherwise have been due) (the amounts in the foregoing clauses (i) and (ii) hereinafter collectively referred to as the “Unpaid Shipyard Amount”); and

(b) the Buyer shall pay such reduced Cash Consideration to the Seller at the Closing pursuant to Section 3.1.1 (the “Reduced Cash Consideration”); and

(c) the Unpaid Shipyard Amount shall be paid by the Buyer at Closing directly to the Builder in satisfaction of the Pre-Delivery Shipyard Payments. The delivery to the Seller of evidence of the Builder’s receipt of the Unpaid Shipyard Amount and the Seller’s receipt of the Reduced Cash Consideration will together be good discharge of the Buyer’s obligation to pay the Cash Consideration to the Seller.

3.3

The Seller shall deliver to Buyer at least three days prior to the Closing Date an unaudited balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”). To the extent that the liabilities shown on the Closing Date Balance Sheet exceed the liabilities shown on the balance sheet included in the Financial Statements (excluding any obligations between the Company, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand) the amount of Cash Consideration to be paid pursuant to Section 3.1.1 shall be adjusted downward by such excess amount.

For the avoidance of doubt, and this will to the extent necessary be reflected in the Closing Date Balance Sheet, the following Company expenses/liabilities will be satisfied in accordance with the provisions of Section 7.5:

(a) Any obligations in respect of TK Ong Consultancy Pte Ltd pursuant to the Agreement dated 1 November 2009 , between TK Ong Consultancy Pte Ltd and the Company (the “Ong Agreement”) (but not including any fee or sum payable in connection with the termination of the Ong Agreement);

(b) Any obligations in respect of Jillian Mieu Chun Lim pursuant to the Agreement dated 16 October 2009, between Jillian Mieu Chun Lim and the Company (the “Lim Agreement”) (but not including any fee or sum payable in connection with the termination of the Lim Agreement);

(c) Any obligations in respect of Arctic Securities pursuant to the Agreement dated 11 December 2009, between Arctic Securities ASA and the Company (the “Arctic Securities Agreement”).

3.4

The Seller (via Hsin Chi Su of the Seller) shall be authorised by the Buyer to meet with and negotiate with the Builder on the Buyer’s behalf with the aim of (a) deferring the Builder’s deadline for payment of the Pre-Delivery Shipyard Payments until 30 July 2010, (b) negotiating a substantial reduction on the delivery instalment payment due to the Builder pursuant to the Shipbuilding Contract on the basis that following Closing the Buyer will wish to make a payment on account towards the delivery instalment and (c) the release of the Corporate Guarantee on terms satisfactory to the Builder. The Seller will report to the Buyer on its negotiations with the Builder and will not enter into any agreement with the Builder without express authority from the Buyer.

4	CLOSING

4.1	Subject to the conditions in clauses 7.1 and 7.2 having been satisfied or waived on or before the Closing Date, on the Closing Date the following shall take place:

4.1.1	the Seller shall deliver, or in respect of items listed at 4.1.1.1 and 4.1.1.2, shall procure the delivery of, to the Buyer:

4.1.1.1	an original share certificate for the Sale Shares or an indemnity in the agreed form for any lost certificate;

4.1.1.2	a transfer instrument in respect of the Sale Shares, duly signed by the Seller in favour of the Buyer;

4.1.1.3	the Loan Note, duly signed by the Seller;

4.1.1.4

the original copy of the Shipbuilding Contract and any related and ancillary documentation reasonably requested by the Buyer with no less than 14 days notice before Closing, if the same is in the possession of the Seller and has not already been given to the Company;

4.1.1.5	the resignation, effective as of the Closing, of all of the Company directors including each of the following: Mr Hsin-Chi Su and Mr Tian Khiam Ong;

4.1.1.6	the resignation, effective as of the Closing, of all officers of the Company, including Tian Khiam Ong and Jillian Mieu Chun Lim, from all positions they hold with the Company;

4.1.1.7

a copy of the Organizational Documents and a certificate of good standing of the Company, each certified by the Governmental Authority issuing such certificate and dated within three days prior to the Closing Date;

4.1.1.8

the minute book of the Company, containing the bylaws of the Company as in effect on the Closing Date, the stock records of the Company and all minutes and consents of meetings of the board of directors and shareholders of the Company;

4.1.1.9	all other books and records of the Company in the possession of the Seller, including any original Contracts; and

4.1.1.10

a certificate, duly executed by or on behalf of the Seller, as to (i) whether each condition specified in Section 7.1.1 and Section 7.1.2 have been satisfied in all respects and (ii) the discharge and payment by Seller of all obligations between the Company, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand;

4.1.2	the Buyer shall deliver to the Seller:

4.1.2.1	the Cash Consideration by wire transfer to the bank account designated in clause 3.1.1;

4.1.2.2	the Loan Note, duly signed by the Buyer;

4.1.2.3	the Registration Rights Agreement, duly signed by the Buyer;

4.1.2.4

a certified copy of a fairness opinion from Parks Paton Hoepfl & Brown addressed to the board of directors of the Buyer confirming that the transaction is fair to the Buyer from a financial point of view; and

4.1.2.5	a certificate, duly executed by or on behalf of the Buyer, as to whether each condition specified in Section 7.2.1 and Section 7.2.2 have been satisfied in all respects;

4.1.3

The Buyer and the Seller shall procure that any appropriate resolutions of the Board of Directors, or any committee of the Board of Directors, or of the Shareholders of either the Buyer or the Seller as may be necessary to give effect to the provisions of this Agreement, the agreements and instruments called for herein and the transactions contemplated hereby and thereby are passed.

4.2

The Buyer and the Seller hereby agree that the Shareholders’ Agreement shall be terminated with immediate effect from Closing and shall immediately cease to have any effect thereafter. Termination of the Shareholders’ Agreement shall be without prejudice to the rights of either of the Parties accrued prior to such termination, or under any provision of the Shareholders’ Agreement which is expressly stated not to be affected by such termination including in respect of any prior breach of the Shareholders’ Agreement.

5	REPRESENTATIONS AND WARRANTIES

5.1	Each of the Buyer and the Seller warrants and represents to the other that, as of the date hereof and at the Closing Date:

5.1.1	it is duly incorporated and presently validly existing;

5.1.2	this Agreement is duly executed by them and is valid, binding and enforceable against them.

5.2	The Seller warrants and represents to the Buyer that, as of the date hereof and, except those with respect to which are made as of a specified date, at the Closing Date:

5.2.1

the Seller (a) is and will be on the Closing Date the owner of record and beneficial owner and holder of the Sale Shares free and clear of all Encumbrances, and (b) will sell the Sale Shares on the Closing Date with full title guarantee free from all liens, charges and encumbrances and with all rights attached to them at the Closing Date;

5.2.2

at the date of this Agreement, the Seller has not, and will not at any time following the date of this Agreement put any charges through the accounts of the Company, or otherwise accrue any liabilities, that are (a) not incurred in the Ordinary Course of Business, (b) properly for the Company’s account, and (c) owed to third parties that are not Affiliates of the Seller;

5.2.3

the Company has no liabilities or obligations, contingent or liquidated, to any Persons other than pursuant to the Shipbuilding Contract, the Management Agreement and the Construction Management Agreement;

5.2.4

the Seller has the relevant corporate or entity power and authority to execute and deliver each Transaction Document to which the Seller is a party, and to perform and consummate the Transactions. The Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of the Seller’s obligations thereunder, and the consummation of the Transactions;

5.2.5

the execution and the delivery by the Seller of the Transaction Documents to which it is a party and the performance and consummation of the Transactions by Seller will not (i) Breach any Law or Order to which the Seller is subject or any provision of its Organizational Documents, (ii) Breach any Contract or Permit to which the Seller is a party or by which the Seller is bound or to which the Seller’s assets are subject, or (iii) require any Consent;

5.2.6

neither the Seller nor the Company has any Liability to pay any compensation to any broker, finder, or agent (except for those under the Arctic Securities Agreement, which obligations the Buyer is aware of and has agreed to be responsible for a portion of in accordance with clause 7.5) with respect to the Transactions for which the Buyer or the Company could become directly or indirectly Liable;

5.2.7

the Company is a corporation duly incorporated, validly existing, and in good standing under the Laws of the Republic of the Marshall Islands. The Company is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has the requisite corporate power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted. Schedule 5.2.7 lists the Company’s directors and officers. The Seller has delivered to the Buyer correct and complete copies of the Company’s Organizational Documents, as amended to date. The Company is not in Breach of any provision of its Organizational Documents;

5.2.8

the Company’s authorized capital stock consists of 10,000 registered shares with a par value of US$1.00 per share, all of which are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company (i) have been duly authorized and are validly issued, fully paid, and nonassessable, (ii) were issued in compliance with all applicable Laws and (iii) were not issued in Breach of any Commitments. No Commitments exist with respect to the capital stock of the Company, and no such Commitments will arise in connection with or as a result of the Transactions. There are no Contracts with respect to the voting or transfer of the capital stock of the Company. The Company is not obligated to redeem or otherwise acquire any of its outstanding capital stock. Immediately prior to giving effect to the Transactions, the only shareholders of the Company of record are Seller and Buyer;

5.2.9	the Company has no subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity interest in any Person;

5.2.10

the copies of the Company’s Organizational Documents that were provided to Buyer are accurate and complete and reflect all amendments made through the date of this Agreement. The Company’s minute books and other records made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement or are required to be made by Law, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all actions of the shareholders and directors of the Company taken by written consent, at a meeting, or otherwise since formation;

5.2.11

set forth in Schedule 5.2.11 are the audited balance sheet, statement of operations, statement of changes in stockholder’s equity and statement of cash flows of the Company (together with accompanying notes and opinion of independent registered public accounting firm) as of the annual period ended 31 December 2008, and the unaudited balance sheet and income statement of the Company as of the annual period ended 31 December 2009, along with the unaudited balance sheet and income statement as of and for the three months ended March 31, 2010 (the “Balance Sheet Date”) (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company. The Company has no liabilities, contingent or liquidated, other than liabilities reflected on the face of the balance sheet dated March 31, 2010 included in the Financial Statements. All liabilities reflected on the balance sheet dated March 31, 2010 were incurred on behalf of the Company in the Ordinary Course of Business and are attributable to the conduct of the Company’s business;

5.2.12

since the Balance Sheet Date, there has not been any change or effect in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, business or prospects of the Company which change or effect, individually or in the aggregate, could reasonably be expected to be materially adverse to the Company as a whole or which could materially impair the ability of the Company to conduct its business. Without limiting the foregoing, since the Balance Sheet Date, none of the following have occurred:

(a) the Company has not sold, leased, transferred, or assigned any assets other than for a fair consideration in the Ordinary Course of Business;

(b) the Company has not entered into any Contract (or series of related Contracts) either involving more than $10,000 or outside the Ordinary Course of Business;

(c) no Contract to which the Company is a party has been terminated or amended;

(d) neither the Company nor, to the knowledge of the Seller, any third party has Breached any Contract to which the Company is a party or by which it is bound or any of its assets is subject;

(e) no Encumbrance has been imposed upon any of the assets of the Company;

(f) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

(g) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets constituting a business unit, group or division of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $50,000;

(h) the Company has not issued any note, bond, or other debt instrument or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease Contract either involving more than $10,000 individually or $50,000 in the aggregate;

(i) the Company has not delayed or postponed the payment of accounts payable or other Liabilities either involving more than $10,000 (individually or in the aggregate) or outside the Ordinary Course of Business;

(j) the Company has not canceled, compromised, waived, or released any Action (or series of related Actions) either involving more than $10,000 or outside the Ordinary Course of Business;

(k) the Company has not paid any dividend or made any distribution of cash or property to its shareholders;

(l) there has been no change made or authorized to the Organizational Documents of the Company;

(m) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its assets or properties;

(n) the Company has not made any loan to, or entered into any other transaction with, any of its Affiliates, directors, officers, or employees;

(o) the Company has not entered into any employment, collective bargaining, or similar Contract or modified the terms of any such existing Contract;

(p) the Company has not committed to pay any bonus or granted any increase in the base compensation or made any other changes in employment terms of any of its directors, officers, or employees;

(q) there has not been any other occurrence, event, incident, action, failure to act, or transaction with respect to the Company either involving more than $10,000 (individually or in the aggregate) or outside the Ordinary Course of Business;

(r) the Company has not made any payment on any indebtedness (including trade payables) in advance of its regularly scheduled due date;

(s) the Company has not made any change in its accounting practice, policies or procedures, made any adjustment to its books and records, or re-characterized any assets or Liabilities; and

(t) the Company has not committed to any of the foregoing;

5.2.13

the Company has complied with all applicable Laws, and has obtained all Permits required to be obtained to conduct its business and no Action is pending or, to the Knowledge of the Seller, Threatened (and there is no Basis therefor) against it alleging any failure to so comply;

5.2.14

the Company has not since its inception and is not required to file any Tax Returns nor pay any Taxes. No Action has ever been initiated or Threatened by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company has not waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, or entered into any closing agreement under applicable Tax Law; and

The Company is not a party to any Tax sharing, Tax allocation agreement, Tax indemnity, or any similar agreement relating to Taxes;

5.2.15	the Company has good title to its assets free and clear of Encumbrances, which assets consist solely of the rights in connection with the Vessel under the Contracts set forth in Schedule 5.2.18;

5.2.16	the Company owns no real property and has never owned any real property;

5.2.17

the Company owns no patents, patent applications, trademarks, service marks, trade names or copyrights and neither the Seller nor the Company has received any written or oral notice from another Person that the Company has interfered with, infringed upon, misappropriated or otherwise come into conflict with such Person’s intellectual property rights;

5.2.18

Schedule 5.2.18 lists all of the Contracts to which the Company is a party, other than contracts with VDWC. The Seller has delivered to the Buyer a correct and complete copy of each written Contract (as amended to date) listed in Schedule 5.2.18. With respect to each such Contract:

(A)	the Contract is Enforceable;

(B)	the Contract will continue to be Enforceable on identical terms following the consummation of the Transactions;

(C)	neither the Seller nor, to the Seller’s Knowledge, any third party is in Breach, and no event has occurred which, with notice or lapse of time, would constitute a Breach, under the Contract; and

(D)	neither the Seller nor, to the Seller’s Knowledge, any third party to the Contract has repudiated any provision of the Contract;

5.2.19	the Company has not since its inception and does not have any policies of insurance;

5.2.20

The Company has not since its inception and is not subject to any outstanding Order and has not since its inception been and is not a party or, to the Knowledge of the Seller, is Threatened to be made a party to any Action;

5.2.21

There are no employees of the Company other than TK Ong and Jillian Lim, both of whom will resign with effect on Closing. The only obligations owed to such employees are those obligations to be paid and settled by the Seller and the Buyer prior to Closing in accordance with the provisions of clause 7.5. There are no Claims against the Company pertaining to employment, including Laws governing or regarding the payment of wages or other compensation, employee benefits, employment discrimination and harassment, occupational safety and health, and any and all other Laws governing or pertaining to the terms and conditions of employment. No Action is pending nor, to the Knowledge of the Seller, is any Action Threatened (and there is no Basis therefor) against the Company or their respective predecessors and Affiliates alleging any failure to so comply. Neither the Company, nor any of its respective predecessors and Affiliates, have Breached or is in Breach of any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis;

5.2.22

neither the Seller nor the Company have, directly or indirectly, in connection with the Company’s business or proposed business, made, authorized, offered, or agreed to make any payment, transfer of value, or gift to any Person connected with or related to any Governmental Authority or to any other Person with Knowledge or unreasonable disregard that such Person will act as a conduit for otherwise prohibited payments or gifts, except payments or contributions required or allowed by applicable Law;

5.2.23	Schedule 5.2.23 lists the account numbers and names of each bank, broker, or other depository institution at which the Company maintains a depository account;

5.2.24

There are no currently effective arrangements and transactions between the Seller and the Company and any such arrangements subsequently created shall be paid and settled, or otherwise satisfied and discharged, by the Seller prior to Closing; and

5.2.25

the advance payment refund guarantee program established by the Export-Import Bank of Korea (KEXIM) is attached at Schedule 5.2.25, and is validly enforceable with respect to the Company, and will continue in force following the Closing.

5.3	The Buyer warrants and represents to the Seller that, as of the date hereof and, except those with respect to which are made as of a specified date, at the Closing Date:

5.3.1

the Buyer has the relevant entity power and authority to execute and deliver each Transaction Document to which the Buyer is a party, and to perform and consummate the Transactions. The Buyer has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of the Buyer’s obligations thereunder, and the consummation of the Transactions; and

5.3.2

the execution and the delivery by the Buyer of the Transaction Documents to which it is a party and the performance and consummation of the Transactions by Buyer will not (i) Breach any Law or Order to which the Buyer is subject or any provision of its Organizational Documents, (ii) Breach any Contract or Permit to which the Buyer is a party or by which the Buyer is bound or to which the Buyer’s assets are subject, or (iii) require any Consent.

5.3.3

It has not taken or failed to take any action (including making all appropriate disclosures) which might materially and adversely affect its ability to complete either the Transactions or any financing arrangements or commitments associated with or necessary to complete the Transactions.

5.3.4

It is not in breach of any law or governmental regulation which might materially and adversely affect its ability to complete either the Transactions or any financing arrangements or commitments associated with or necessary to complete the Transactions.

5.4

The Buyer acknowledges that (i) the Seller has not made and is not making any representations and warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Section 5 and (ii) the Buyer has no Knowledge of any breach of a representation or warranty of the Seller provided in this Section 5.

6	COVENANTS

6.1

Each Party will use its reasonable endeavours to take all actions and to do all things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7).

6.2

The Seller will give any notices to third parties, and will use its reasonable endeavours to obtain any third party Consents, that the Buyer may reasonably request in connection with the Transactions. The Seller will give any notices to, make any filings with, and use its reasonable endeavours to obtain any Consents of, Governmental Authorities, if any, required or reasonably deemed advisable pursuant to any applicable Law in connection with the Transactions and will use its reasonable endeavours to agree jointly on a method to overcome any objections by any Governmental Authority to the Transactions.

6.3

Between the date hereof until Closing, the Seller will procure that the Company shall not (a) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, or (b) engage in any practice, take any action, or enter into any transaction of the sort described in Section 5.2.12. Subject to compliance with applicable Law, from the date hereof until the earlier to occur of Closing or the termination of this Agreement, the Seller will confer on a regular basis with one or more representatives of Buyer to report on operational matters and the general status of the Company’s ongoing business, operations, and finances and will promptly provide to Buyer or its representatives copies of all filings they make with any Governmental Authority during such period.

6.4

Prior to the earlier of Closing or the termination of this Agreement in accordance with the terms of Clause 7.3, the Seller (a) will cause the Company to keep its business substantially intact, including its present operations, working conditions and business relationships and (b) will not, and will cause the Company not to, take any action that would detrimentally affect the Company’s business.

6.5

The Seller will permit representatives of the Buyer (including financing providers) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all personnel, books, records, Contracts and documents pertaining to the Company and will furnish copies of all such books, records, Contracts and documents and all financial, operating and other data and information as the Buyer may reasonably request; provided, however, that no investigation pursuant to this Section 6.5 will affect any representations or warranties made herein or the conditions to the obligations of the Parties to consummate the Transactions.

6.6

The Seller will give prompt written notice to the Buyer of any development occurring after the date of this Agreement which reasonably could be expected to cause any of the representations and warranties of the Seller in Section 5 to be inaccurate as of the date of this Agreement or the Closing Date.

6.7

The Seller will not (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any equity interests or any substantial portion of the assets of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will not vote the Sale Shares in favor of any such transaction. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing including the terms of any such proposal, offer, inquiry, or contact.

6.8

The Seller will cause the Company not to make any withdrawal of money from any bank account of the Company listed on Schedule 5.2.23 after the date of this Agreement and prior to Closing, other than as required in the Ordinary Course of Business. The Seller will take all reasonable steps to allow the Buyer to have full, unrestricted access to all of the Company’s bank accounts listed on Schedule 5.2.23 with effect from Closing.

6.9

The Seller shall, and shall cause the Company, to terminate, extinguish and satisfy (i) all obligations between the Company, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand, so that all such intercompany obligations shall cease to exist and shall no longer be reflected on the Closing Date Balance Sheet, and (ii) all obligations owed by the Company to directors, officers or employees of the Company, so that all such obligations shall cease to exist and shall no longer be reflected on the Closing Date Balance Sheet.

6.10

Buyer shall be entitled to (and Buyer agrees that it will only) issue new share capital in the total sum of US$60,000,000 (including all applicable over allotment shares that may be associated with any offering or placement) as part of the financing of the Transactions in the period between the date of this Agreement and the earlier to occur of:

6.10.1	delivery of the Vessel to the Company pursuant to the Shipbuilding Contract; and

6.10.2	the discharge of the Corporate Guarantee with respect to the Vessel.

6.11

If (a) the Buyer issues new share capital prior to the Closing Date (other than the US$60,000,000 issuance referred to in Section 6.10 which shall always be conditional on Closing taking place if the Buyer seeks to issue new equity prior to Closing) or (b) this Agreement terminates pursuant to Clause 7.3 below and the Buyer issues new share capital prior to the earlier to occur of (i) delivery of the Vessel to the Company pursuant to the Shipbuilding Contract; and (ii) the discharge of the Corporate Guarantee with respect to the Vessel (in either such case of clause (a) or (b), a “Buyer Issuance”), other than a Buyer Issuance to employees, officers or directors of the Buyer or its subsidiaries pursuant to an employee benefit plan approved by the Buyer’s board of directors, then the following provisions shall apply:

6.11.1

Buyer shall give Seller written notice of Buyer’s determination (as evidenced by a board resolution to such effect) to complete the Buyer Issuance (the “Issuance Notice”), which Issuance Notice shall include the amount of share capital involved in the Buyer Issuance (the “Offered Securities”) and a description of the material terms and conditions upon which the proposed Buyer Issuance is to be made. The Issuance Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Buyer Issuance.

6.11.2

Seller shall have an option (the “Seller’s Option”) for a period of five (5) business days from receipt of an Issuance Notice (the “Seller Notice Period”) to elect to purchase all or any portion of its pro rata portion (based on the number of ordinary shares of the Buyer owned by the Seller (including those on an “as converted” basis) of the outstanding ordinary shares of the Buyer on a fully-diluted basis) of the Offered Securities at the same price and subject to the same material terms and conditions as described in the Issuance Notice. Seller may exercise the Seller’s Option and, thereby, purchase all or any portion of such pro rata portion of the Offered Securities by notifying the Buyer in writing before expiration of the Seller Notice Period as to the amount of such Offered Securities that it wishes to purchase by payment in cash on the same terms as the Offered Securities. The Seller’s Option shall be extinguished with respect to any offering of Offered Securities if Seller fails to respond in writing prior to the expiration of the Seller Notice Period.

7	CONDITIONS TO CLOSING

7.1	The Buyer’s obligation to purchase the Sale Shares at the Closing Date is subject to the fulfilment, or written waiver by the Buyer prior to the Closing Date, of each of the following conditions:

7.1.1	The representations and warranties of the Seller contained in Section 5 shall be true on and as of the Closing Date, except those with respect to which are made as of a specified date.

7.1.2	All covenants, agreements and conditions contained in this Agreement to be performed by Seller on or prior to Closing shall have been performed or complied with in all material respects.

7.1.3

The Seller shall have executed the Escrow Agreement on the same date as the date of this Agreement and shall have delivered the certificate for the Sale Shares to the Escrow Agent in accordance with the terms of the Escrow Agreement.

7.1.4

If the Pre-Delivery Shipyard Payments have been paid by Seller to the Builder prior to the Closing pursuant to Section 3.2, the Seller shall have provided evidence reasonably satisfactory to Buyer of such payment.

7.1.5

The Buyer is able to obtain financing on terms reasonably satisfactory to Buyer necessary to fund Buyer’s (or its consolidated subsidiary’s) obligation to pay (A) at Closing the Cash Consideration and (B) all remaining amounts due hereafter to purchase the Vessel pursuant to the Shipbuilding Contract and all third party expenses to equip and deploy the Vessel; provided always that this condition shall not apply if (i) Buyer has not used its reasonable endeavours to obtain such financing or (ii) any failure or inability to obtain such financing is caused by a breach of the provisions of Clause 5.3.3 or 5.3.4 hereto.

7.2	The Seller’s obligation to sell the Sale Shares at Closing is subject to fulfilment, or written waiver by the Seller prior to the Closing Date, of each of the following conditions:

7.2.1	The representations and warranties of the Buyer contained in Section 5 shall be true on and as of the Closing Date, except those with respect to which are made as of a specified date.

7.2.2	All covenants, agreements and conditions contained in this Agreement to be performed by Buyer on or prior to such closing shall have been performed or complied with in all material respects.

7.2.3

The Buyer shall have made arrangements (a) with DnB NOR to replace the existing collateral under the Performance Bond with the Buyer’s own collateral or (b) with another banking institution to replace the Performance Bond. In addition, the Buyer shall have made all necessary arrangements (and the Seller agrees to procure that TMT shall offer all reasonable assistance in this regard) to secure the release from escrow of the existing Performance Bond collateral in favour of the Parties on or prior to the Closing Date. At Closing, the Buyer shall procure that either (i) all of the Performance Bond collateral is paid out to Seller, in which case the Cash Consideration shall be reduced by US$7,808.539.95 together with all interest accrued or (ii) the Performance Bond collateral is paid out as follows:

7.2.3.1	US$9,543,771.05 to the Seller on behalf of TMT together with all interest accrued; and

7.2.3.2	US$7,808,539.95 to the Buyer together with all interest accrued.

7.2.4

The Buyer shall have delivered such documentary evidence to the Seller as the Seller reasonably requires to demonstrate that the Buyer has in place the necessary bank and/or bond financing to enable the Company to meet its commitments under the Shipbuilding Contract (including the Pre-Delivery Shipyard Payments) and any other commitments.

7.2.5

The Buyer shall have delivered such documentary evidence to the Seller as the Seller reasonably requires to demonstrate that the Buyer will have at Closing sufficient funding in place to pay the Cash Consideration.

7.2.6	The Buyer shall have executed the Option Agreement, the Valencia Agreement and the Registration Rights Agreement and deliver the same to the Seller on the Closing Date.

7.3	If any of the Conditions in clauses 7.1 or 7.2 are not satisfied or waived by 4.00 pm GMT on July 30, 2010, this Agreement shall terminate and cease to have effect after that date and time except for:

7.3.1	the provisions set out in clause 7.4; and

7.3.2	any rights or liabilities that have accrued under this agreement.

7.4	The following provisions shall continue to have effect, notwithstanding failure to waive or satisfy the conditions in clauses 7.1 or 7.2:

7.4.1	clause 1;

7.4.2	clause 6.11 as it relates to clause (b) thereof;

7.4.3	clause 7.3, and this clause 7.4;

7.4.4	clause 8;

7.4.5	clause 9;

7.4.6	clause 12;

7.4.7	clause 14; and

7.4.8	clause 15.

In addition, if this Agreement is terminated in accordance with the terms hereof, (x) the continuing effectiveness and enforceability of the Option Agreement and the Valencia Agreement shall not be affected and (y) Buyer agrees that it will enter into a new registration rights agreement with Seller regarding the Prior Issuance Shares (as defined in the Registration Rights Agreement) on terms substantially similar to the Registration Rights Agreement.

7.5	(i) From the date of signing of this Agreement, until termination of this Agreement in accordance with clause 7.3, the Buyer shall pay for:

(a) all costs, liabilities and funding requirements of the Company pertaining to materials, supplies, equipment, parts and storage, transport and assembling thereof, and costs of subcontractors in connection with specific assignments, in each case pertaining to the fabrication or equipping of the Vessel; and

(b) all costs and liabilities of the Seller in connection with the Construction Management Agreement (but specifically excluding the Pre-Delivery Shipyard Instalments, and any obligations (other than those set out in this clause 7.5) between the Company, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand).

(ii) It is further agreed that:

(a) the Buyer shall be responsible for any compensation due under the Arctic Securities Agreement from 1 April 2010 until the Closing;

(b) for the period from 1 April 2010 to 30 April 2010, the Buyer shall be responsible for 100% of the obligations under the Ong Agreement and the Lim Agreement; and

(c) for the period from 1 May 2010 until the Closing, the Buyer shall be responsible for 45% of the obligations under the Ong Agreement and the Lim Agreement (but not including any fee or sum payable in connection with the termination of the Ong Agreement or the Lim Agreement). The remaining 55% of the obligations under the Ong Agreement and the Lim Agreement (including any fee or sum payable in connection with the termination of the Ong Agreement and the Lim Agreement) shall be the responsibility of the Seller and shall be paid by Seller immediately prior to the Closing.

(iii) However, if this Agreement is terminated in accordance with clause 7.3, the Parties shall resume joint responsibility for such costs, liabilities and funding requirements of the Company as set out in clauses (i) and (ii) above in such proportions as they were responsible prior to the signing of this Agreement, and in such circumstances the Seller will pay and reimburse (within 25 business days of the termination of this Agreement) its share of all costs, liabilities and funding requirements of the Company which the Buyer has been required to pay in accordance with this clause, from the date of signing this Agreement until the date of termination of this Agreement.

8	INDEMNITIES

8.1

Subject to the limitations set forth in Section 8.4, each Party hereto (for the purposes of this clause, the “indemnifying Party”) hereby agrees to pay promptly or, as the case may be, hold the other party (the “indemnified Party,” which expression shall include, its affiliates, and its or their respective directors, officers, employees and stockholders), harmless (on a full indemnity basis) and keep the indemnified Party or indemnified Parties indemnified against any liability, loss, charge, claim, demand, action, cause of action, proceeding, damage, judgment, order or other sanction, enforcement, penalty, fine, fee, commission, interest, encumbrance, cost and expense of whatsoever nature which arises or is suffered or incurred by or imposed on the indemnified Party (each a “Loss” and collectively the “Losses”) that arises from (i) any breach of any representation or warranty given, made or repeated by an indemnifying Party or in any certificate or other document given or issued pursuant hereto, and (ii) any breach of any covenant or undertaking made or given by an indemnifying Party in this Agreement.

8.2

Following Closing, the Buyer shall indemnify the Seller against all Losses suffered or incurred by the Seller arising out of or in connection with any claim brought by the Builder against the Seller under the Corporate Guarantee.

8.3

The obligations of an indemnifying Party to indemnify an indemnified Party for any Losses under clause 8.1 hereof, in any case resulting from the assertion of liability by third parties (each, as the case may be, a “Claim”), will be subject to the following terms and conditions:

8.3.1

Any Party against whom any Claim is asserted will give the indemnifying Party written notice of any such Claim promptly after learning of such Claim, and the indemnifying Party may at its option undertake the defence thereof by representatives of its own choosing that are reasonably acceptable to the indemnified Party, subject to the limitations set forth below. Failure to give prompt notice of a Claim hereunder shall not affect an indemnified Party’s rights under this clause 8.3, except to the extent the indemnifying Party is materially prejudiced by such failure to give prompt notice. Until the indemnifying Party assumes the defence of such Claim, the indemnified Party against whom such Claim has been made will have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying Party, subject to the right of the indemnifying Party to assume the defence of such Claim at any time prior to settlement, compromise or final determination thereof, subject to the limitations set forth below.

8.3.2

Anything in this clause 8.3 to the contrary notwithstanding, the indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified Party of a written release from all Losses in respect of such action, suit or proceeding, or (ii) for other than monetary damages to be borne by the indemnifying Party, or (iii) that involves a finding or admission of any violation of Law or the rights of any Person or has an effect on any other claims that may be made by or against the indemnified Party without the prior written consent of the indemnified Party.

8.3.3

The indemnifying Party and the indemnified Party shall cooperate fully in all aspects of any investigation, defence, pretrial activities, trial, compromise, settlement or discharge of any Claim in respect of which indemnity is sought pursuant to this clause 8.3, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

8.3.4

The indemnifying Party may not assume defence of any Claim unless (a) the indemnifying Party gives written notice to the indemnified Party that the indemnifying Party will indemnify the indemnified Party from and against the entirety of any and all Losses the indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim, (b) the indemnifying Party provides the indemnified Party with evidence reasonably acceptable to the indemnified Party that the indemnifying Party will have adequate financial resources to defend against the Claim and fulfill its indemnification obligations hereunder, (c) the Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (d) the indemnified Party has not been advised by counsel that an actual or potential conflict exists between the indemnified Party and the indemnifying Party in connection with the defense of the Claim, (e) the Claim does not relate to or otherwise arise in connection with taxes or any criminal or regulatory enforcement action, (f) settlement of, an adverse judgment with respect to or the indemnifying Party’s conduct of the defense of the Claim is not, in the good faith judgment of the indemnified Party, reasonably likely to be materially adverse to the indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (g) the indemnifying Party conducts the defense of the Claim actively and diligently. The indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to indemnifying Party’s assumption of control of the defense of the Claim.

8.3.5

If the indemnifying Party does not deliver the assumption of defence notice contemplated above, or the evidence of financial ability to defend and satisfy any Claim or otherwise at any time fails to conduct the defense of the Claim actively and diligently, the indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Claim in any manner it may deem appropriate (and the indemnified Party need not consult with, or obtain any consent from, the indemnifying Party in connection therewith). If such notice and evidence is given and the Indemnifying Party conducts the defence of the Claim actively and diligently but any of the other conditions described above is or becomes unsatisfied, the indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Claim. In the event that the indemnified Party conducts the defense of the Claim, the indemnifying Party will (a) advance payment to the indemnified Party promptly and periodically for the costs of defending against the Claim (including reasonable attorneys’ fees and expenses) and (b) remain liable for any and all other Losses that the indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Claim to the fullest extent provided in this clause 8.3.

8.4	For all purposes of this Agreement,

8.4.1

the indemnifying Party shall not have any liability under clause (i) of clause 8.1 of this Section 8 unless the aggregate amount of the Losses for which the indemnifying Party would be liable under this Clause is greater than (a) zero for breaches by the Seller of any representation or warranty in Section 5.2.6, 5.2.21 or 5.2.24, and (b) US$400,000 for breaches by the Seller of any other representation or warranty in Section 5.1 or 5.2 or for breaches by the Buyer of any representation or warranty in Section 5.1, 5.3 or 5.4 (in any such case, the “Basket”), and then only to the extent that such Losses exceed the Basket;

8.4.2

the representations and warranties set forth in this Agreement shall survive, and a claim for indemnity under this Section 8 may be brought, until 18 months following the Closing Date; provided, that the representations and warranties set forth in Section 5.2.1 shall survive indefinitely;

8.4.3

the maximum amount of any Losses that a Party shall be required to pay pursuant to this Section 8 shall be equal to $62,750,000, except that with respect to Losses by (a) Buyer arising from a breach of the representation and warranty by Seller under Section 5.2.1 or 5.2.15 and (b) Seller arising from a breach of the indemnity at Section 8.2, such maximum amount shall be equal to the Consideration;

8.4.4

to the extent Buyer has established by agreement with the Seller or by a final and unappealable judicial decision that Buyer is to be indemnified for Losses pursuant to this Section 8, Buyer shall be entitled to set off the amount of such Losses against any remaining principal amount of, or accrued unpaid interest on, the Loan Note at that time and such principal or accrued unpaid interest shall thereafter be reduced by any such amount of Losses. Such setoff shall be effected automatically by means of, and upon, the delivery by Buyer to Seller of written notice of such setoff, such notice stating the amount of such setoff, the application to interest or principal (as elected by Buyer in such notice), and the reason for such setoff;

8.4.5

the amount of any Losses that a Party shall be required to pay pursuant to this Section 8 shall be reduced by (i) any amount received by an indemnified Party with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor and (ii) the amount of any Tax benefit available to the indemnified Party relating thereto. The indemnified party shall use reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If an indemnified Party receives any amount under insurance coverage or from such other party with respect to such Losses at any time subsequent to any indemnification provided by the indemnifying Party pursuant to this Section 8, then such indemnified Party shall promptly reimburse the indemnifying Party for any payment made or expense incurred by the indemnifying Party in connection with providing such indemnification up to such amount received by the indemnified Party;

8.4.6

Nothing in this clause shall restrict or limit an indemnified Party’s general obligation at law to mitigate a loss it may suffer or incur as a result of an event that may give rise to a claim under this indemnity.

8.4.7

A Party shall have no obligation to indemnify the other Party (a) for any indirect or consequential liabilities, costs, expenses, damages or losses (including without limitation loss of profit), or (b) in respect of a Claim that arises or is delayed as a result of actual fraud, gross negligence or wilful misconduct by the indemnified Party, their agents or advisers.

8.4.8

In the absence of actual fraud, gross negligence or wilful misconduct by the indemnifying Party, THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE INDEMNIFIED PARTY WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE TO THIS AGREEMENT, AND THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY. NEITHER PARTY NOR ANY OF ITS RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTY OR THEIR RELATED PARTIES AFTER THE CLOSING DATE WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OTHER THAN AS EXPRESSLY CONTEMPLATED BY THIS AGREEMENT (including as contemplated in Clause 8.2 above).

9	NOTICES

9.1	Any and all notices to be given under the terms of this Agreement shall be given in writing and shall be delivered personally or by facsimile or first class post to the following addresses:

9.1.1	To the Seller:

F3 Capital

c/o Campbell Corporate Services Limited

Scotia Centre,

PO Box 268,

Grand Cayman

KY1-1104,

Cayman Islands

Fax: (345) 949 8613

with a copy to:

Ince & Co

International House

1 St Katherine’s Way

London E1W 1AY

Fax: +44 20 7481 4968

Ref: WJM/8643

9.1.2	To the Buyer:

Vantage Drilling Company

c/o P.O. Box 309, Ugland House,

Grand Cayman,

KY1-1104, Cayman Islands

Attention: Christopher Celano, General Counsel

Fax: (281) 404-4749

with a copy to:

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

Attention: Joshua P. Agrons

Fax: (713) 651-5246

9.2	Notice shall be effective, in the case of a letter, on delivery, and in the case of a facsimile, on receipt by the sender of a confirmed transmission report.

10	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which, when so executed, shall be deemed to be an original but such counterparts shall together constitute but one and the same instrument.

11	THIRD PARTY RIGHTS

Save in respect of Clause 8.1, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

12	FEES AND COSTS

Each Party shall be responsible for its own fees and expenses in relation to the preparation, execution and completion of this Agreement.

13	FURTHER ASSURANCE

The Parties agree to do all such things as may be necessary or advantageous in order to give full effect to the terms and scope and purpose of this Agreement.

14	CONFIDENTIALITY

14.1

The Parties agree to treat as confidential all documents and other information which they may obtain in connection with this Agreement unless disclosure of such information is expressly permitted by prior agreement of the other party, required by law, or is made in connection with a request from, or other disclosure to a regulatory authority, stock exchange or governmental agency or authority, including the U.S. Department of Justice or the U.S. Securities and Exchange Commission.

14.2

No Party shall make a press release without the prior approval of the other Party except as may be required by law. Following execution of this Agreement, the Parties shall consult together on the timing, contents and manner of release of an agreed form announcement.

15	MISCELLANEOUS

15.1

This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes and claims) shall be governed by and construed in accordance with English law.

15.2

The Parties irrevocably agree that the courts of England in London have exclusive jurisdiction to settle any disputes or other matters whatsoever arising under or in connection with this Agreement (including a dispute relating to non-contractual obligations arising in connection with this Agreement) and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, and the Parties accordingly irrevocably and unconditionally submit to the jurisdiction of such courts.

15.3

Each Party irrevocably consents to the service of process relating to any proceedings before the English courts in connection with this Agreement by mailing or delivering a copy of the process to its address for the time being applying under clause 9.1.

15.4

The agreements contained in this clause 15 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

15.5

This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover. Each party acknowledges that in entering into this Agreement, it does not rely on, and shall have no remedy in respect of, any representation of any person other than as expressly set out in this Agreement. Nothing in this clause 15.5 operates to limit or exclude any liability for fraud.

15.6	This agreement (other than obligations that have already been fully performed) remains in full force after Closing.

EXECUTION PAGE

IN WITNESS WHEREOF this Agreement has been executed and delivered as a Deed on the day and year first above written.

SIGNED and DELIVERED	)
as a DEED	)
by	)	By:	/s/ Hsin Chi Su
for and on behalf of	)	Authorised Signatory
F3 CAPITAL	)	Print Name:	/s/ Hsin Chi Su
	)	Print Title:	Director

SIGNED and DELIVERED	)
as a DEED	)
by	)	By:	/s/ Paul A. Bragg
for and on behalf of	)	Authorised Signatory
VANTAGE DRILLING COMPANY	)	Print Name:	Paul A. Bragg
	)	Print Title:	Chairman & Cheif Executive Officer